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                                  EXHIBIT 3.1

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                       OF ABR INFORMATION SERVICES, INC.
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                          ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                         ABR INFORMATION SERVICES, INC.


        Pursuant to the provisions of Section 607.1006 of the Florida Statutes, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation for the purpose of increasing the number of authorized shares of voting Common Stock pursuant to Section 607.0602 of the Florida Statutes:

        1. Name of Corporation. The name of the corporation is ABR Information Services, Inc.

        2. Amendments. The Articles of Incorporation of the corporation are amended by deleting the first two sentences of Section 3.1 of
             Article III in their entirety and inserting in lieu thereof the following:


                                  ARTICLE III

             Section 3.1 "The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 102,250,000 shares, of which 100,250,000 shares shall be Common Stock having a par value of $0.01 per share ("Common Stock") and 2,000,000 shares shall be Preferred Stock having a par value of $0.01 per share ("Preferred Stock"). Of the Common Stock, 100,000,000 shares shall be voting shares ("Voting Common Stock") and 250,000 shares shall be nonvoting shares ("Nonvoting Common
             Stock"). . . ."


        3. Adoption of Amendment. The amendment was adopted at a duly called meeting of the shareholders on December 6, 1996 at which a quorum appeared. Of the shares represented at the shareholders meeting, 6,076,639 shares were voted in favor of adoption of the amendment, 3,501,750 shares were voted against adoption of the amendment, and 40,035 shares abstained from voting on the proposal. There are no voting groups authorized to vote separately on the amendment, and the number of votes cast for adoption of the amendment was sufficient for approval pursuant to Section 607.1004 of the Florida Statutes.